EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces The Expansion of Its Chlor-Alkali Plant
in St. Gabriel, Louisiana
     Houston, Texas (January 30, 2007) — Pioneer Companies, Inc. (NASDAQ: PONR) announced that it is expanding its St. Gabriel, Louisiana chlor-alkali plant by approximately 25% from its current annual production capacity of 197,000 ECUs to 246,000 ECUs. The project will include the conversion of the plant to membrane cell technology from the existing mercury cell technology. The additional chlorine production from the planned expansion will be shipped to nearby customers via Pioneer’s three existing chlorine pipelines at the St. Gabriel site. The project will commence in the first quarter of 2007 with an anticipated completion in the fourth quarter of 2008.
     Pioneer believes that the anticipated financial and strategic benefits of the project will commence upon its completion and are expected to include:
•	expanding the site’s manufacturing capacity by 49,000 ECUs to meet the demand from nearby industrial customers for chlorine supplied by pipeline at a competitive delivered price;
•	meeting increasing customer demand for high-quality membrane caustic soda;
•	significantly lower variable and fixed unit costs at the plant, due to:
•	improved energy efficiency from the new membrane cells which use approximately 29% less energy than the technology currently used at the plant; and
•	reduced maintenance and operating costs resulting from the use of the newer technology;
•	the incremental gross margin contribution from the additional 49,000 ECUs of production capacity; and
•	eliminating the use of mercury at this plant.

     The capital costs associated with this project are estimated to be approximately $142 million. In addition to using existing cash reserves and projected future cash flows, Pioneer plans to seek additional financing from the capital markets to finance this project and other capital needs. At December 31, 2006, Pioneer had cash and cash equivalents of approximately $115 million and long-term debt of approximately $103 million, primarily consisting of $100 million of senior notes due in December 2008. Pioneer redeemed $25 million of its senior notes on January 12, 2007.
     This project will also provide Pioneer with the ability to further expand the plant’s annual production capacity by an additional 97,000 ECUs, to an aggregate annual plant capacity of 343,000 ECUs. The estimated additional cost of this further expansion would be approximately $25 million. Pioneer believes that the further expansion, if undertaken, would significantly enhance the anticipated economic benefits from this project. Before making this further expansion decision, Pioneer plans to determine whether customer commitments can be obtained for the additional chlorine production.
     Michael Y. McGovern, the President and CEO of Pioneer commented: “We believe this project positions Pioneer for the future. The St. Gabriel plant is strategically located in one of the largest industrial complexes of chlorine buyers in North America, and transports all of its chlorine through three pipelines to nearby customers. This project will enable us to meet the needs of our customers who are seeking chlorine delivered by pipeline at a competitive delivered price. During 2006, we estimate that approximately 150,000 tons of chlorine were shipped by rail into the St. Gabriel industrial complex by other chlorine manufacturers, for subsequent transportation to end customers via Pioneer’s chlorine pipelines at the St. Gabriel site. We believe that this volume presents an excellent market opportunity for Pioneer. These customers want to be supplied by pipeline, and this project will enable us to meet their needs.”
     Mr. McGovern continued, “We also believe this project will allow us to significantly lower our production costs at the St. Gabriel plant. One of the key reasons is that the membrane cells are approximately 29% more energy efficient than mercury cells. If natural gas prices increase, the economic benefits of this conversion will be more significant. Finally, this project will eliminate the use of mercury at this plant, and allow us to supply our customers with membrane caustic soda. For all of these reasons, our management and employees, especially at our St. Gabriel plant, are very excited by this project. We believe this project will position Pioneer to meet the future challenges of the marketplace and create value for our shareholders.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and other downstream manufacturing facilities in the United States and Canada.
     Pioneer will conduct a teleconference on Wednesday, January 31, 2007 at 10:00 a.m. CST to discuss this conversion and expansion of its St. Gabriel chlor-alkali plant. A live webcast of the conference call, together with other supplemental information, can be accessed through the Company’s website at www.piona.com, by going to the “Investors” tab and then to “Conference Calls”. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on Pioneer’s website.
     To participate in the live conference call by telephone, please call (800) 967-7141 at approximately 10.00 a.m. CST. Please note that there will be supplemental information that is available on the webcast mentioned above that will not be available if the conference call is accessed by telephone only. A telephonic replay will be available from 1:00 p.m. CST on Wednesday, January 31, 2007 through 12:00 a.m. CST on Sunday, February 4, 2007. To access the replay, please call (888) 203-1112. Please enter the following ID Number: 9867148.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts and include, but are not limited to, statements relating to the expected additional production capacity of the St. Gabriel plant, commencement and completion dates of the project, anticipated benefits of the project, costs and financing of the project, and economic and other implications of the project. Such statements involve risks and uncertainties, including, but not limited to, increases in costs and delays in the completion of the St. Gabriel project, risks that appropriate financing will not be obtained or will be obtained on terms that are unfavorable to the company, the cyclical nature of the demand and prices for the company’s products, the availability and costs of the raw materials used to make the company’s alkali products, the company’s access to and the cost of rail transportation, environmental risks, governmental regulation, and the ability of the company to meet its business and financial goals and the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Gary Pittman
Senior Vice President and CFO
(713) 570-3200